Exhibit 99.1

374Water enters into Manufacturing and Service Agreement with Merrell Bros

DURHAM, NC: 374Water Inc., OTCQB (“PWVI”), a social impact, cleantech company located in Durham, North Carolina (“374Water”), and Merrell Bros, Fabrication, LLC. (a division of Merrell Bros. Inc. “MBF”), an Indiana-based biosolids company, have entered into a definitive manufacturing and service agreement resulting from the previously announced memorandum of understanding signed in April 2021.

Under the terms of the agreement, MBF will manufacture as well as service 374Water’s AirSCWO NIX systems and installations throughout the US and Canada.

“We are excited to have finalized this important agreement. Since executing our MOU last April, the Merrell team has been working with our team providing value added services including customer site visits, project management and AirSCWO fabrication plans. Merrell’s tremendous reputation in the biosolids management industry and North American footprint is clearly accelerating the adoption of 374Water’s AirSCWO NIX systems” said Kobe Nagar, 374Water’s CEO.

Merrell Bros co-founder and CFO, Terry Merrell added “We have always prided ourselves on applying the finest equipment and technology to service our broad base of clients - even if we have to build it! We saw early on that supercritical water oxidation (SCWO) may fundamentally change the way waste management is deployed. Simply said, this technology just makes toxic sludge turn to water! Our commitment, investment and execution are part of our corporate culture to make the world itself a better place”.

MBF is fabricating the first commercial units at its facility in Kokomo, IN. The AirSCWO systems will be compact and modular so they can be cost-effectively deployed and operated within the footprint of an existing plant or possibly onsite to treat waste at its source.

About 374Water

374Water Inc. (PWVI) is a publicly-traded company offering innovative technology to process and eliminate organic waste including “forever” chemicals from natural and developed environments. Our mission is to preserve a clean and healthy environment that sustains life. We apply cutting-edge science and engineering prowess to recover resources from the wastes our society generates to keep our drinking water clean! We help businesses and local governments deploy solutions consistent with the Sustainable Development Goals (SDGs).

About Merrell Bros

Merrell Bros., Inc. is a nationwide biosolids management company helping municipalities, industries, and agricultural operations successfully manage and recycle biosolids since 1982. Merrell Bros., Inc. is dedicated to environmentally sound, agriculturally oriented, and State and Federally approved methods of biosolids management. At Merrell Bros., Inc. we make every effort to build a reputation based on honesty and professionalism.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements regarding the initiatives and projects described above. Forward-looking statements also include any other statements that do not refer to historical facts. By their nature, forward-looking statements are based on assumptions and subject to inherent risks and uncertainties. There is a risk that the initiatives and projects described above may be delayed, cancelled, suspended or terminated. This could cause future results to differ materially from the forward-looking statements made in this news release. Except as may be required by law, 374Water undertakes no obligation to publicly update or revise any forward-looking statements. Forward looking statements are provided herein for the purpose of giving information about the initiatives and projects referred to above and their expected impact. Readers are cautioned that such information may not be appropriate for other purposes

CONTACT: Mr. Richard Davis, rd@374Water.com and/ or ir@374Water.com , (786) 412-7015

Related Links:

https://www.374water.com